Exhibit 99.1

BeiGene Announces Positive Regulatory Updates in Europe and the U.S. After Recently Regaining Global Rights for TEVIMBRA®

European Commission approves TEVIMBRA for previously treated advanced or metastatic esophageal squamous cell carcinoma (ESCC)

U.S. FDA accepts Biologics License Application in first-line advanced ESCC

BASEL, Switzerland & BEIJING & CAMBRIDGE, Mass.– (BUSINESS WIRE) – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company, today announced that the European Commission (EC) has approved TEVIMBRA® (tislelizumab) as monotherapy for the treatment of adult patients with unresectable, locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) after prior platinum-based chemotherapy. Additionally, the U.S. Food and Drug Administration (FDA) accepted for review a Biologics License Application (BLA) for tislelizumab as a first-line treatment for patients with unresectable, recurrent, locally advanced, or metastatic ESCC.

“We are excited to announce the European Commission approval and the FDA filing acceptance for tislelizumab, having recently regained full global rights to this important medicine. These are significant milestones for people with advanced or metastatic ESCC, as tislelizumab has been shown to deliver clinically meaningful survival benefit as monotherapy and in combination with chemotherapy in patients worldwide,” said Mark Lanasa, M.D., Ph.D., Chief Medical Officer, Solid Tumors at BeiGene. “We are proud to bring this therapy to European patients and potentially to American patients and will continue to focus on ensuring that we develop tislelizumab to its full potential to address unmet clinical needs around the world.”

BeiGene has launched more than 20 potentially registration-enabling trials with TEVIMBRA, of which 10 Phase 3 randomized trials and four Phase 2 trials have already had positive readouts. Through these trials, TEVIMBRA has demonstrated its ability to safely deliver clinically meaningful improvements in survival benefits and quality of life for hundreds of thousands of cancer patients across a range of tumor types – in many cases, regardless of PD-L1 status – both as a monotherapy and in combination with other regimens. More than 750,000 patients have been prescribed TEVIMBRA to-date.

“TEVIMBRA is the cornerstone of BeiGene’s solid tumor portfolio. We believe having full control of the development and commercialization of TEVIMBRA will allow us to rapidly accelerate our plans and reach more patients worldwide,” said Josh Neiman, Chief Commercial Officer for North America and Europe at BeiGene. “We look forward to bringing TEVIMBRA to people living with advanced or metastatic ESCC, an aggressive disease with limited treatment options.”

TEVIMBRA Receives European Commission Approval for the Treatment of Advanced or Metastatic ESCC

The EC approval follows the positive opinion of the Committee for Medicinal Products for Human Use and is based on positive results from BeiGene’s RATIONALE 302 study.

“The global RATIONALE 302 trial demonstrated the anti-PD-1 antibody tislelizumab prolonged the survival of patients with locally advanced or metastatic ESCC who had received prior systemic treatment, with no new safety signals identified,” said Prof. Florian Lordick, Director and Professor of Oncology of the University Cancer Center Leipzig, Germany. “The approval of tislelizumab in Europe is a noteworthy moment for patients, their caregivers and their physicians, due to the existing unmet need for new treatment options.”

RATIONALE 302 is a global, randomized, open-label, Phase 3 study (NCT03430843) designed to investigate the efficacy and safety of TEVIMBRA when compared with investigator’s choice chemotherapy as a second-line treatment for patients with unresectable, locally advanced or metastatic ESCC. The study enrolled 513 patients from 132 research sites in 11 countries in Europe, Asia and North America.

RATIONALE 302 met its primary endpoint in the intention-to-treat population with a statistically significant and clinically meaningful survival benefit for TEVIMBRA compared with chemotherapy (HR 0.70 [95% CI: 0.57 - 0.85]; one-sided P=0.0001; median overall survival 8.6 vs 6.3 months). The safety profile for TEVIMBRA was consistent with previous trials.i The marketing authorization application included safety data for 1,972 patients who received TEVIMBRA monotherapy across seven clinical trials.

U.S. FDA Accepts Biologics License Application in First-Line Advanced ESCC

The FDA has assigned a target action date in the second half of 2024, under the Prescription Drug User Fee Act. The FDA application is supported by previously announced results from RATIONALE 306 (NCT03783442), a randomized, placebo-controlled, double-blind, global Phase 3 trial evaluating the efficacy and safety of tislelizumab in combination with chemotherapy as a first-line treatment in patients with advanced or metastatic ESCC.

The FDA also granted tislelizumab Orphan Drug Designation (ODD) for the treatment of previously untreated advanced or metastatic ESCC. The FDA’s ODD is granted to investigational therapies intended for the treatment, diagnosis or prevention of rare diseases or disorders that affect fewer than 200,000 people in the U.S.ii

About ESCC
Globally, esophageal cancer (EC) is the sixth most common cause of cancer-related deaths, and ESCC is the most common histologic subtype, accounting for more than 85% of ECs. An estimated 957,000 new EC cases are projected in 2040, an increase of nearly 60% from 2020 that underscores the need for additional effective treatments.iii EC is a rapidly fatal disease, and more than two-thirds of the patients have advanced or metastatic disease at the time of diagnosis, with a median survival of eight to 10 months and an expected five-year survival rate of less than five percent.iv

About TEVIMBRA (tislelizumab)
TEVIMBRA is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to Fc-gamma (Fcγ) receptors on macrophages, helping to aid the body’s immune cells to detect and fight tumors. In pre-clinical studies, binding to Fcγ receptors on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.
TEVIMBRA is currently under review by the U.S. Food and Drug Administration (FDA) and received approval by the European Commission (EC) for advanced or metastatic esophageal squamous cell carcinoma (ESCC) after prior chemotherapy. The EMA is reviewing a marketing authorization application for TEVIMBRA as a treatment for locally advanced or metastatic non-small cell lung cancer (NSCLC) after prior chemotherapy, and in combination with chemotherapy for previously untreated locally advanced or metastatic NSCLC. Regulatory submissions for TEVIMBRA are also under review by authorities in the U.K., Australia, China, New Zealand, Brazil, Korea, Switzerland, Israel and Indonesia. Tislelizumab is approved as a treatment in 11 indications in China and is the leading PD-1 inhibitor in the country.
The tislelizumab development program encompasses 21 registration-enabling clinical trials in more than 30 countries and regions. To date, BeiGene has announced positive readouts from 10 Phase 3 pivotal studies across multiple tumor types and disease settings such as NSCLC, small cell lung cancer, gastric cancer, ESCC, hepatocellular cancer, and nasopharyngeal cancer. More information on the clinical trial program for tislelizumab can be found at: https://www.beigene.com/en-us/science-and-product-portfolio/pipeline.

About BeiGene
BeiGene is a global biotechnology company that is discovering and developing innovative oncology treatments that are more affordable and accessible to cancer patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 10,000 colleagues spans five continents, with administrative offices in Basel, Beijing, and Cambridge, U.S. To learn more about BeiGene, please visit www.beigene.com and follow us on LinkedIn and X (formerly known as Twitter).

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s ability to develop tislelizumab to its full potential to address unmet clinical needs around the world; BeiGene’s ability to accelerate plans and reach more patients worldwide after regaining rights to develop and commercialize TEVIMBRA; the future development, regulatory filing, approval and commercialization of tislelizumab; and BeiGene’s plans, commitments, aspirations, and goals under the heading “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing, commercialization, and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact:
Liza Heapes
+1 857-302-5663
ir@beigene.com

Media Contact:
U.S. Media
Kyle Blankenship
+1 667-351-5176
media@beigene.com

EU Media
Maryline Iva
+41 61 685 2090
media@beigene.com

i Shen, L., Kato, K., Kim, S. B., Ajani, J. A., Zhao, K., He, Z., ... & Van Cutsem, E. (2022). Tislelizumab versus chemotherapy as second-line treatment for advanced or metastatic esophageal squamous cell carcinoma (RATIONALE-302): A randomized phase III study. Journal of Clinical Oncology. 40(26), 3065-3076. DOI: 10.1200/JCO.21.01926
ii U.S. Food & Drug Administration. Rare Diseases at FDA. https://www.fda.gov/patients/rare-diseases-fda.
iii Morgan, E., Soerjomataram, I., Rumgay, H., Coleman, H. G., Thrift, A. P., Vignat, J., ... & Arnold, M. (2022). The global landscape of esophageal squamous cell carcinoma and esophageal adenocarcinoma incidence and mortality in 2020 and projections to 2040: new estimates from GLOBOCAN 2020. Gastroenterology. 163(3), 649-658.
iv Parkin, 1999; Lin M, 2016; Drahos J, 2013.